Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VUZIX CORPORATION
     The undersigned, being the Chief Executive Officer and President of Vuzix Corporation, a Delaware corporation (the “Corporation”), does hereby certify that:
     1. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 16, 1997. The name under which the Corporation was originally incorporated was VR Acquisition Corp.
     2. This certificate was duly adopted in accordance with the Section 242 and 245 the Delaware General Corporation Law.
     3. The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
     ARTICLE 1. The name of the corporation is Vuzix Corporation (the “Corporation”).
     ARTICLE 2. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.
     ARTICLE 3. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Delaware General Corporation Law.
     ARTICLE 4. The total number of shares of all classes of which the Corporation shall have authority to issue shall be 705,000,000 shares, consisting of (i) 700,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).
A. COMMON STOCK
     The following provisions of this Part A of this Article 4 constitute a statement of the powers, designations, preferences and relative participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of and relating to the Common Stock.
     (1) The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities that may be fixed with respect to any shares of Preferred Stock.
     (2) Except as otherwise provided by law or this Certificate of Incorporation each holder of the Common Stock is entitled to one vote for each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted for a vote of stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the Common Stock and Preferred Stock entitled to vote, voting together as a single class.
     (3) Each share of Common Stock is entitled to participate equally in any dividends that may be declared by the Board of Directors and, subject to the rights of the Preferred Stock, in any other distributions made by the Corporation.
B. PREFERRED STOCK
     The following provisions of this Part B of this Article 4 constitute a statement of the powers, designations, preferences and relative participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of and relating to the Preferred Stock.
     The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article 4 and to the limitations prescribed by the Delaware General Corporation Law, to authorize the issue of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following: (i) the designation of such series; (ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative; (iii) whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption; (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series; (v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchanges; (vi) the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise; (vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and (viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.
     ARTICLE 5. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and shareholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:
          (a) The number of directors of the Corporation shall consist of not less than five or more than 12, the exact number to be fixed by the Board of Directors from time to time pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
          (b) Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote in the election of directors. No director need be a stockholder.
          (c) Any vacancy on the Board of Directors resulting from death, retirement, resignation, disqualification or removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors which occurs between annual meetings of the stockholders at which directors are elected, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that any vacancies resulting from removal from office by a vote of the stockholders for cause may be filled by a vote of the stockholders at the same meeting at which such removal occurs. The directors chosen to fill vacancies shall hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.
          (d) In furtherance and not in limitation of the powers conferred by statute, the power to adopt, amend or repeal the by-laws of the Corporation may be exercised by the Board of Directors; provided, however, that the Board of Directors may not amend or repeal any by-law adopted by the stockholders and declared as part of such adoption to be amendable or repealable only by the stockholders. Any adoption, amendment or repeal of the by-laws by the Board of Directors shall require the approval of a majority of the Board of Directors.
          (e) The stockholders shall also have the power to adopt, amend or repeal the by-laws; provided, however, that in addition to any vote of the holders of any class or series of stock required by law or this Certificate of Incorporation, Sections 2.3, 2.5, 3.3, 3.9, 3.10, 3.11, 3.17 and 8.7 and Article 6 of the by-laws shall not be altered, amended or repealed, and no provision inconsistent therewith shall be adopted, by the stockholders without the affirmative vote of the holders, voting together as a single class, of not less than two-thirds of the outstanding stock of the Corporation entitled to vote in the election of directors.
          (f) Action by the stockholders of the Corporation may only be taken at an annual or special stockholders’ meeting as described in the by-laws of the Corporation and no stockholder action may be taken by written consent in lieu of a meeting. Unless otherwise restricted by the Certificate of Incorporation, by-laws any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all of the members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or committee.

          (g) Except as otherwise prescribed by law or by this Certificate of Incorporation, special meetings of stockholders, for any purpose or purposes, may only be called by the officers and directors as provided in the by-laws of the Corporation.
          (h) In addition to any vote of the holders of any class or series of stock required by law or this Certificate of Incorporation, this Article 5 and Articles 6 and 7 of this Certificate of Incorporation shall not be altered, amended or repealed, and no provision inconsistent therewith shall be adopted, by the stockholders without the affirmative vote of the holders, voting together as a single class, of not less than two-thirds of the outstanding stock of the Corporation entitled to vote in the election of directors.
     ARTICLE 6. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the Delaware General Corporation Law or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article 6 by the stockholders of the Corporation and, to the fullest extent permitted by Delaware law, any amendment, repeal, or modification of the Delaware General Corporation Law relating to the rights conferred under this Article 6, shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing as of the time of such amendment, repeal or modification.
     ARTICLE 7. (a) Each person who was or is made a party or is threatened to be made a party, or who was or is a witness without being named a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (a “Proceeding”), by reason of the fact that such individual is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the Corporation from and against any judgments, penalties (including excise taxes), fines, amounts paid in settlement and reasonable expenses (including court costs and attorneys’ fees) actually incurred by such person in connection with such Proceeding if it is determined that he acted in good faith and reasonably believed (i) in the case of conduct in his official capacity on behalf of the Corporation that his conduct was in the Corporation’s best interests, (ii) in all other cases, that his conduct was not opposed to the best interests of the Corporation, and (iii) with respect to any Proceeding which is a criminal action, that he had no reasonable cause to believe his conduct was unlawful; provided, however, that in the event a determination is made that such person is liable to the Corporation or is found liable on the basis that personal benefit was improperly received by such person, the indemnification is limited to reasonable expenses actually incurred by such person in connection with the Proceeding and shall not be made in respect of any Proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Corporation. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself be determinative of whether the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding which is a criminal action, had reasonable cause to believe that his conduct was unlawful. A person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals there from.
          (b) Determination of Indemnification. Any indemnification under the foregoing Article 7(a) (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only upon a determination that indemnification of such person is proper in the circumstances by virtue of the fact that it shall have been determined that such person has met the applicable standard of conduct. Such determination shall be made (1) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the Proceeding; (2) if such quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority of all directors, consisting of two or more directors who at the time of the vote are not named defendants or respondents in the Proceeding; (3) by special legal counsel (in a written opinion) selected by the Board of Directors or a committee of the Board by a vote as set forth in Subsection (1) or (2) of this Section, or, if such quorum cannot be established, by a majority vote of all directors (in which directors who are named defendants or respondents in the Proceeding may participate); or (4) by the stockholders of the Corporation in a vote that excludes the shares held by directors who are named defendants or respondents in the Proceeding.
          (c) Advancement of Expenses. Reasonable expenses, including court costs and attorneys’ fees, incurred by a person who was or is a witness or who was or is named as a defendant or respondent in a Proceeding, by reason of the fact that such individual is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, shall be paid by the Corporation at reasonable intervals in advance of the final disposition of such Proceeding, and without the determination set forth in Article 7(b), upon receipt by the Corporation of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article 7, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by the Corporation if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 7. Such written undertaking shall be an unlimited obligation of such person and it may be accepted without reference to financial ability to make repayment.

          (d) Permissive Indemnification. The Board of Directors of the Corporation may authorize the Corporation to indemnify employees or agents of the Corporation, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Corporation.
          (e) Nature of Rights. The indemnification and advancement of expenses provided hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the By-laws, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in an official capacity and as to actions taken in any other capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person. The rights to indemnification and advancement of expenses conferred in this Article 7 shall be contract rights. Any amendment, repeal, or modification of this Article 7 and, to the fullest extent permitted by Delaware law, any amendment, repeal, or modification of the Delaware General Corporation Law relating to the rights conferred under this Article 7, shall be prospective only and shall not adversely affect any right or protection of any then current or former director or officer of the Corporation existing at the time of such amendment, repeal, or modification.
          (f) Insurance. The Corporation shall have the power and authority to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability, claim, damage, loss or risk asserted against such person and incurred by such person in any such capacity or arising out of the status of such person as such, irrespective of whether the Corporation would have the power to indemnify and hold such person harmless against such liability under the provisions hereof. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the stockholders of the Corporation. Without limiting the power of the Corporation to procure or maintain any kind of insurance or other arrangement, the Corporation may, for the benefit of persons indemnified by the Corporation, (1) create a trust fund; (2) establish any form of self-insurance; (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation; or (4) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the Corporation or with any insurer or other person deemed appropriate by the Board of Directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the Corporation. In the absence of fraud, the judgment of the Board of Directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in the arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability, on any ground, regardless of whether the directors participating in the approval is a beneficiary of the insurance or arrangement.
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     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of December 21, 2009.

/s/ Paul J. Travers
Name:	Paul J. Travers
Title:	Chief Executive Officer and President

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